EXHIBIT 23.1

CONSENT OF INDEPENDENT EXPERTS

The Board of Directors
James River Coal Company

Marshall Miller & Associates, Inc. hereby consents to the use in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the incorporation by reference into the Company’s Registration Statements on Form S-3 (Registration Statement Nos. 333-118190 and 333-129970) of the information contained in our reports, for James River Coal Company, dated as of March 31, 2004, and for Triad Mining, Inc. and subsidiary, dated as of February 1, 2005, setting forth the estimates of the Company’s and Triad’s coal reserves, and to the references to our firm under the heading “Experts” in the registration statements.

Marshall Miller & Associates, Inc.

By:/s/ Peter Lawson
Name: Peter Lawson
Title: Executive Vice President

March 14, 2006